Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Plan Administrator and Plan Participants
Publix Super Markets, Inc.
401(k) SMART Plan:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated June 28, 2019, with respect to the statements of net assets available for plan benefits of the Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 Annual Report for Form 11-K of the Publix Super Markets, Inc. 401(k) SMART Plan.

/s/ KPMG LLP
Tampa, Florida
June 28, 2019

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